Exhibit 10.2

TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) between Universal Hospital Services, Inc. (hereinafter “UHS”) and Walter T. Chesley is dated as of October 16, 2012.

WHEREAS, Mr. Chesley has expressed his desire to resign and Senior Vice President, HR & Development (“SVP-HR”), and UHS desires to retain Mr. Chesley’s services as SVP-HR and assistance with the transition of a new SVP-HR through December 31, 2012; and

WHEREAS, the parties wish to set forth their understanding regarding the transition of Mr. Chesley’s duties leading up to and on December 31, 2012 and certain separation payments to be made to Mr. Chesley relating to his transition; and

WHEREAS, the parties intend for this Agreement to supersede and replace any existing employment agreements or arrangements between Mr. Chesley and UHS upon its execution except for the UHS Confidentiality/Non-Competition Agreement.

NOW, THEREFORE, the parties agree as follows.

1.              Transitional Employment Terms

The following constitute the terms of Mr. Chesley’s continuing employment with UHS through December 31, 2012:

a.              Salary.  Mr. Chesley will receive his current base pay through December 31, 2012, in accordance with UHS’ normal payroll practices.

b.              PTO.  Mr. Chesley will receive a lump sum payment for his accrued and unused PTO balance of 240 hours as of December 31, 2012.  This amount will be paid on or about January 11, 2013 and will be subject to all applicable withholding deductions.

c.               Medical and Dental Coverage.  Mr. Chesley’s group health and dental benefits will continue through December 31, 2012.  Effective January 1, 2013, Mr. Chesley may elect at his expense to continue group health and dental benefits through the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of up to 18 months, to the extent eligible, subject to Section 2(b) below. Mr. Chesley will separately receive the appropriate COBRA application form and rates from Optum Health Financial Corporation on or before January 31, 2013.

d.              Life Insurance.  Mr. Chesley’s company-paid life insurance will remain in effect through December 31, 2012.  Effective January 1, 2013, Mr. Chesley may elect at his expense to continue such life insurance by paying premiums directly to Optum.

e.               Disability Insurance.  Mr. Chesley’s short-term and long-term disability benefits will continue in effect until midnight on December 31, 2012.  After December 31, 2012, no conversion to an individual policy will be provided for either coverage.

f.                Long Term Savings Plan.  To the extent Mr. Chesley is a participant in the Long Term Savings Plan, his active participation in that Plan will continue in effect through December

31, 2012.  On or before April 1, 2013, he will receive a termination packet from Fidelity, which provides detailed information with regard to his account.  Mr. Chesley may also contact Fidelity directly at 800-835-5097.  He will have access to his account 24 hours a day at www.401k.com for automated transactions or to request a distribution.  UHS encourages Mr. Chesley to seek competent tax advice to fully understand the tax consequences applicable to his distribution options.

g.               Pension.  If Mr. Chesley is eligible for pension benefits under the UHS Employee’s Pension Plan, his pension benefit information will be sent to him by March 1, 2013.

2.              Transition Benefits

Provided that Mr. Chesley signs, and does not rescind, this Agreement and Attachment A and performs the Transition Duties as defined in Section 3 below, UHS will provide Mr. Chesley with the following additional transition payments and benefits.  The process for accepting and rescinding the terms of this Agreement is set forth in Sections 5 and 6 below.

a.              Separation Pay.  Provided that Mr. Chesley signs, and does not rescind, a second release of claims in the form attached as Attachment B on December 31, 2012, Mr. Chesley will receive (i) payments totaling $231,264, to be made in 12 equal monthly installments of $19,272 each, the first of which will be paid on March 2, 2013, thereafter to be paid on the first UHS pay period of the month, and (ii) a single lump sum payment of $337,822, to be paid on March 2, 2013.  All payments made pursuant to this Section 2(a) will be subject to applicable withholding deductions.

b.              Medical and Dental Premiums.  As noted above, Mr. Chesley may elect at his own expense to continue group health and dental benefits under COBRA for up to 18 months to the extent that he is eligible.  Mr. Chesley will receive payments totaling $11,350, to be made in 12 equal monthly installments of $945.83 each, the first of which will be paid on March 2, 2013, which is equivalent to 12 months of COBRA continuation coverage and is subject to applicable withholding deductions.

c.               Outplacement Assistance.  Mr. Chesley will receive career transition and planning services, provided through Right Management Consultants and paid for by UHS at the twelve-month Senior Executive Services level.  Such services must be completed within 12 months following the Termination Date.  Contact Right Management Consultants at 952-857-2214 for more information on career transition services.

d.              Deductions.  Normal deductions which UHS is obligated by law to deduct, or which UHS in good faith believes it is obligated by law to deduct, will be deducted by UHS from any payments made or to be made by UHS under this Agreement.

3.              Transition Duties

During the period of time between execution of this Agreement and December 31, 2012 (the “Transition Period”), Mr. Chesley will continue to fulfill his duties as SVP-HR of UHS in good faith.  Such duties include without limitation overseeing and directing the development and execution of the human resources strategy of UHS and any other duties as directed by UHS’ Chief Executive Officer.  UHS may direct Mr. Chesley to stop performing some or all of the foregoing duties at any time during the Transition Period, including without limitation upon the hire of a new SVP-HR, provided, however, that Mr. Chesley will continue to provide assistance to UHS and any new SVP-HR through December 31, 2012 as requested by UHS.

4.              Release of Claims

The parties agree that the Option Agreement between UHS Holdco, Inc. and Walter Chesley dated June 18, 2007 (the “Option Agreement”) will be terminated upon execution of this Agreement, and Mr. Chesley agrees to waive all of his rights under the Option Agreement, including without limitation his right to exercise vested options.  Further, Mr. Chesley agrees to sign, and not rescind, Exhibit A.

5.              Acceptance of this Agreement

Mr. Chesley acknowledges that, before signing this Agreement, he was given a period of at least 21 days from the date of receipt of this Agreement to consider it.  If this Agreement was signed by Mr. Chesley before the end of the 21-day consideration period, he acknowledges that it was his voluntary decision to do so because he has decided that he does not need any additional time to decide whether to sign it.   Mr. Chesley hereby waives any right he might have to additional time beyond the 21-day consideration period within which to consider this Agreement.

Mr. Chesley has been advised by UHS to consult with an attorney before signing this Agreement and this sentence constitutes such advice in writing.

6.              Rescission of this Agreement

At any time for a period of 15 days after Mr. Chesley has signed this Agreement (not counting the day of signature), he will have the option to rescind it.  This Agreement will not become effective or enforceable until the 15-day rescission period has expired without Mr. Chesley rescinding it.  To rescind his acceptance, Mr. Chesley must send by mail or hand-deliver a written, signed statement of rescission of his acceptance to UHS within the 15-day rescission period. Any statement of recession of acceptance must be directed to Gary Blackford, Chairman & CEO, Universal Hospital Services, Inc., 6625 West 78th Street, Suite 300, Minneapolis, MN 55439.  If returned by mail, it must be properly addressed and postmarked within 15 days after the date of signature and sent by certified mail, return receipt requested, first-class postage prepaid.

7.     Outstanding Obligations

Mr. Chesley agrees that before December 31, 2012, he will satisfy all outstanding personal obligations associated with his employment with UHS, including, but not limited to, outstanding expense reports and travel advances, and the balance on any company credit card he holds.

Before the end of December 31, 2012, except as otherwise agreed upon by the parties, Mr. Chesley will return to UHS all company property, including without limitation, any diskettes, books and marketing material, reference material, notes, documents, customer and vendor information, keys, security cards, files and any proprietary and/or confidential information, including but not limited to confidential information relating to customer lists, employees, pricing for products and services and strategic planning information.  Mr. Chesley will also purge all information and data relating to UHS from any home or personal computer or other electronic device, without retaining any copies of such information or data and he will upon request sign and return an Acknowledgment of Returned Property after December 31, 2012.

8.              Non-Compete, Non-Solicitation

(a)         In further consideration of the benefits to be provided to Mr. Chesley under Section 2 above, Mr. Chesley acknowledges that, during the course of his employment with UHS, he became familiar with UHS’ trade secrets and with other confidential information concerning UHS and UHS’ subsidiaries (and their respective predecessor companies) and that his services have been of special, unique and extraordinary value to UHS and UHS’ subsidiaries, and therefore, Mr. Chesley agrees that during the term of his employment with UHS and thereafter until December 31, 2013, he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any Competing Business (as defined below) in the United States, provided, that the foregoing shall not prohibit Mr. Chesley from owning stock as a passive investor in any publicly traded corporation so long as Mr. Chesley’s ownership in such corporation, directly or indirectly, is less than 2% of the voting stock of such corporation.  For purposes of this paragraph, “Competing Business” means any business activity involving outsourcing or rental of movable medical equipment and related services to the health care industry.

(b)         During the term of his employment with UHS and thereafter until December 31, 2014, Mr. Chesley shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of UHS or any subsidiary of UHS to leave the employ of UHS or such subsidiary, or in any way interfere with the relationship between UHS or any subsidiary of UHS and any employee thereof, (ii) hire any person who was an employee of UHS or any subsidiary of UHS at any time within the one year period before December 31, 2012 or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of UHS or any subsidiary of UHS to cease doing business with UHS or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and UHS or any subsidiary of UHS, except with the prior written consent of UHS’ Board of Directors, which consent will be given at the sole direction of the Board.

(c)          In the event of any conflict between this Section 8 and the UHS Confidentiality/Non-Competition Agreement signed between Mr. Chesley and UHS, this Section 8 will control.

9.              Cooperation

Mr. Chesley agrees to be available to UHS, and any attorneys or agents acting on UHS’ behalf, and to cooperate in good faith with UHS, concerning any litigation or administrative claims or investigations that involve UHS and arise out of any incidents that occurred during his employment of which he has knowledge.

Mr. Chesley agrees not to incur, as an employee, any additional business expenses relating to UHS after his last day of being actively at work.  UHS agrees to reimburse Mr. Chesley for those out of pocket business expenses relating to UHS, which he incurred on or before his last day of being actively at work, for which he have not been reimbursed to date, in accordance with UHS’ standard expense reimbursement policies and procedures.

Mr. Chesley agrees not to make, confirm or cause or attempt to cause any other person to make or confirm, any written or oral information about UHS, which is disparaging about UHS or which in any way reflects negatively upon UHS.

10.       No Recognition of Wrongdoing

The signing of this Agreement and payment of the consideration described in it do not represent any admission of wrongdoing or violation of any statute, agreement, or common law by UHS.  Mr. Chesley states in good faith that, as of the date he signs this Agreement and Attachment A, he is not aware of and has not, engaged in any activity that he would constitute wrongful conduct including, but not limited to, fraud, misrepresentation, violation of any federal, state or local law or regulation, or any conduct contrary to existing policies of UHS.  Mr. Chesley represents that he has endeavored in good faith to comply, and he believes he has complied, with any existing obligations up through the date of his signing this Agreement.  Mr. Chesley further represents that as of the date on which he signs this Agreement, he is not aware of any facts which would constitute a violation of federal or state law or regulation or UHS policy.

11.       Entire Agreement, Governing Law and Construction

This Agreement (and Attachments A and B) supersedes and replaces any other employment agreements between UHS and Mr. Chesley, including without limitation the Amended and Restated Employment Agreement dated December 31, 2008, and contains the entire agreement between Mr. Chesley and UHS concerning his separation from employment, severance and release of all claims; however, Mr. Chesley and UHS agree that his obligations under the UHS Confidentiality/Non-Competition Agreement he has signed will remain in full force and effect.  Mr. Chesley may not assign this Agreement, in whole or in part, without the prior written consent of UHS.  This Agreement may not be changed, except in a writing that details the change and is signed by both parties.

This Agreement will be governed and enforced solely under the laws of the State of Minnesota, without giving effect to the conflicts of law principles thereof.  If any portion of this Agreement is deemed to be invalid or unenforceable, that portion will be deemed omitted and the remainder of this Agreement will remaining effect.

12.       Remedies for Breach

If Mr. Chesley breaches or challenges the enforceability of this Agreement and does not prevail, he will reimburse UHS for any monetary consideration received by him pursuant to this Agreement and will pay the reasonable attorneys’ fees and costs that UHS incurs in enforcing this Agreement.

13.       Acknowledgement

By his signature below, Mr. Chesley acknowledges and certifies that:

a.              He has read and understands all of the terms of this Agreement and does not rely on any representation or statement, written or oral, not set forth in this Agreement; specifically he understands that this Agreement includes a waiver and release of legal rights he may have;

b.              He has had a reasonable period of time to consider this Agreement;

c.               He is signing this Agreement knowingly and voluntarily and without pressure, and after having given the matter full and careful consideration;

d.              He has been advised to consult with an attorney of his choosing before signing this Agreement and Release and has had the opportunity to do so;

e.               He has the right to consider the terms of this Agreement for at least 21 days and if he takes fewer than 21 days to review this Agreement, he hereby waives any and all rights to the balance of the 21 day review period; and

f.                He has the right to revoke this Agreement within 15 days after signing it, by providing written notice of revocation directed to Gary Blackford, Chairman & CEO, Universal Hospital Services, Inc., 6625 West 78th Street, Suite 300, Minneapolis, MN 55439.  If Mr. Chesley revokes this Agreement during this 15-day period, it becomes null and void in its entirety.

ACCEPTED AND AGREED TO BY:

UNIVERSAL HOSPITAL SERVICES, INC.	WALTER T. CHESLEY

Date:	Date:

ATTACHMENT A

RELEASE OF CLAIMS

In exchange for receiving payments and other consideration as described in the October [  ], 2012 Transition Agreement, Walter T. Chesley agrees on his own behalf and on behalf of anyone claiming rights through him, to fully and finally release, waive and forever discharge UHS, its affiliates, successors, past and present officers, directors, committees, employees, insurers, agents, attorneys, associates and employee benefit plans (collectively “Released Parties”) from all claims, demands or causes of action arising out of facts or occurrences before and as of the date of this Release, whether known or unknown to him; however, he will not be prohibited from pursuing claims for any employee benefit vested and accrued in his favor as of December 31, 2012.

Mr. Chesley agrees that this Release is intended to be broadly construed so as to resolve any pending and potential disputes between him and the Released Parties that he has up to the date of execution of this Release, whether such disputes are known or unknown to him, including, but not limited to, claims based on express or implied contract; any administrative agency action or proceeding to the extent allowed by law; any action arising in tort, including, but not limited to interference with contractual or business relationships, breach of fiduciary duty, promissory or equitable estoppel, invasion of privacy, libel, slander, defamation, intentional infliction of emotional distress, or negligence; any or all claims for wrongful discharge, breach of a covenant of good faith and fair dealing; claims for attorneys fees or punitive damages and any and all claims including but not limited to those based on the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act, the Civil Rights Act of 1991, the Employment Retirement Income Security Act, the Family and Medical Leave Act, the False Claims Act, the Americans With Disabilities Act, the State of Minnesota Human Rights Act, other applicable state human rights laws and any other applicable federal, state, local or foreign  law, regulation, ordinance or order.  The above release of claims does not include any claims that the law does not allow to be waived or any claims that may arise after the date of execution of this Release, nor does it prohibit him from filing any charge or complaint with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”) or any other governmental agency.  Notwithstanding the foregoing, Mr. Chesley releases and waives any right he may have to obtain monetary relief or compensation or other individual legal or equitable relief awarded as a result of any such proceeding awarded by the EEOC or any governmental agency.  Mr. Chesley further agrees to not voluntarily assist or participate in any lawsuits brought by other individuals against UHS, unless such assistance is requested by the UHS.

WALTER T. CHESLEY

Date:

ATTACHMENT B

RELEASE OF CLAIMS

In exchange for receiving payments and other consideration as described in Section 2(a)(ii) of the October [  ], 2012 Transition Agreement, Walter T. Chesley agrees on his own behalf and on behalf of anyone claiming rights through him, to fully and finally release, waive and forever discharge UHS, its affiliates, successors, past and present officers, directors, committees, employees, insurers, agents, attorneys, associates and employee benefit plans (collectively “Released Parties”) from all claims, demands or causes of action arising out of facts or occurrences before and as of the date of this Release, whether known or unknown to him; however, he will not be prohibited from pursuing claims for any employee benefit vested and accrued in his favor as of December 31, 2012.

Mr. Chesley agrees that this Release is intended to be broadly construed so as to resolve any pending and potential disputes between him and the Released Parties that he has up to the date of execution of this Release, whether such disputes are known or unknown to him, including, but not limited to, claims based on express or implied contract; any administrative agency action or proceeding to the extent allowed by law; any action arising in tort, including, but not limited to interference with contractual or business relationships, breach of fiduciary duty, promissory or equitable estoppel, invasion of privacy, libel, slander, defamation, intentional infliction of emotional distress, or negligence; any or all claims for wrongful discharge, breach of a covenant of good faith and fair dealing; claims for attorneys fees or punitive damages and any and all claims including but not limited to those based on the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act, the Civil Rights Act of 1991, the Employment Retirement Income Security Act, the Family and Medical Leave Act, the False Claims Act, the Americans With Disabilities Act, the State of Minnesota Human Rights Act, other applicable state human rights laws and any other applicable federal, state, local or foreign  law, regulation, ordinance or order.  The above release of claims does not include any claims that the law does not allow to be waived or any claims that may arise after the date of execution of this Release, nor does it prohibit him from filing any charge or complaint with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”) or any other governmental agency.  Notwithstanding the foregoing, Mr. Chesley releases and waives any right he may have to obtain monetary relief or compensation or other individual legal or equitable relief awarded as a result of any such proceeding awarded by the EEOC or any governmental agency.  Mr. Chesley further agrees to not voluntarily assist or participate in any lawsuits brought by other individuals against UHS, unless such assistance is requested by the UHS.

DO NOT SIGN BEFORE DECEMBER 31, 2012.

WALTER T. CHESLEY

Date: